Exhibit 99.1

FAMOUS DAVE’S ANNOUNCES COMPLETION OF

ONE MILLION SHARE REPURCHASE PLAN

     Minneapolis, MN, September 22, 2004 — Famous Dave’s of America, Inc. (Nasdaq: DAVE) today announced that it has completed its previously announced plan to repurchase up to one million shares of its common stock. As contemplated, the shares were repurchased both in the open market and through privately negotiated transactions and were funded completely from the Company’s working capital and cash flow.

     Commenting on the completion of the share repurchase plan, Mr. Jeffrey Dahlberg, the Company’s Chairman of the Board, stated, “We are extremely pleased that the Company has been able to buy back shares to the full extent authorized under the repurchase plan, capitalizing on what we perceived as an attractive investment opportunity. The Board believes that these repurchases will ultimately benefit the shareholders’ long-term interests. We remain committed to enhancing value for our shareholders in the future, including exploring the possibility of further repurchases.”

     Famous Dave’s of America, Inc. (Nasdaq:DAVE — News) develops, owns, operates and franchises barbeque restaurants. The company currently owns 38 locations and franchises 63 additional units in 24 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts. Contact information: Diana Purcel (952)294-1300, or diana.purcel@famousdaves.com.

     Statements in this press release that are not strictly historical, including but not limited to statements regarding the share repurchase plan, cash flow, and development plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements is based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction plans, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.